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                                  EXHIBIT 99(a)


FOR IMMEDIATE RELEASE

CONTACT:          Nicole Reilly
                  212-885-0353
                         -or-
                  Madeline Hardart
                  212-885-0417

OXFORD ANNOUNCES MEDICARE ACTION PLAN

                 OXFORD TO EXIT SMALL PORTION OF MEDICARE MARKET

NORWALK, CT, October 2 - Oxford Health Plans (NASDAQ: OHXP) announced today its Medicare action plan, following a successful site visit by the Health Care Financing Administration (HCFA), the federal agency that administers the Medicare Program. The agency has accepted Oxford's corrective action plans, clearing the way for the Company's continued participation in the Medicare program in 1999.

HCFA's review earlier this month was a follow-up to a February on-site review of Oxford's operations. In June, Oxford voluntarily suspended marketing and most enrollment of new members under its Oxford Medicare Advantage Plans in New York, New Jersey, Connecticut and Pennsylvania in order to strengthen its operations and initiate certain corrective actions required by HCFA.

"Last month, we announced Medicare arrangements with leading providers in Long Island and New Jersey, which underscores our commitment to continue participation in this important program," said Norman C. Payson, M.D., Oxford's chief executive officer. "Today, we are pleased to be able to continue offering our Medicare plan in areas serving the vast majority of our members. We're also extremely pleased that HCFA's thorough review found substantial improvements in our core operations." The Company noted that HCFA will continue to monitor its operations to ensure that Oxford continues to comply with its corrective action plans and improve operating performances in key areas, including claims turnaround.

Oxford's Medicare service areas in 1999 will consist of 21 counties, where the health plan has approximately 129,000 members or 83 percent of its existing Medicare members. In New York, Oxford will continue to offer its Medicare Advantage Plan in seven counties: Bronx, Kings, New York, Queens, Richmond, Nassau and Suffolk. In New Jersey, Oxford will continue to offer its Medicare Advantage Plan in 13 counties: Bergen, Burlington, Camden, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Union, Somerset and Passaic. In Connecticut, Oxford will continue to offer its Medicare Advantage Plan in New Haven county.

Oxford also announced today that it will exit the Medicare program in other counties, which represent approximately 26,500 members or 17 percent of Oxford's Medicare membership. In recent years, Oxford's costs for delivering healthcare to Medicare members in these counties have increased significantly, causing the Company to realize substantial underwriting losses. In New York, Oxford will exit the Medicare market in Westchester, Orange, Putnam and Rockland counties. In New Jersey, it will exit the Medicare market in Atlantic, Warren, Cape May, Cumberland, Gloucester, Hunterdon, Salem, Sussex and Warren Counties. In Connecticut, it will exit the Medicare market in Fairfield, Hartford, Litchfield, New London, Tolland and Windham counties. In Pennsylvania, Oxford will exit Philadelphia, Bucks, Chester, Delaware and Montgomery counties.

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"Restructuring the Company's Medicare program is an important part of our overall turnaround plan. We recognize that the unique characteristics of the Medicare population require different healthcare management strategies," Dr. Payson said. "In some areas, we are unable to continue offering our Medicare plans without significant involvement of hospital and physician groups in the provision and management of care for our members. We have worked tirelessly to solicit that involvement and have largely been successful. However, in counties representing about 17 percent of our membership where these arrangements could not be completed, we have made the difficult decision to exit the business."

Current members in the counties Oxford is exiting will have several options:

- They can remain with Oxford through the end of 1998 and automatically be transferred back to regular Medicare effective January 1, 1999.

- They can opt to disenroll from Oxford Health Plans and return to regular fee-for-service Medicare any time between now and the end of the year. Members who want to purchase a Medicare supplemental ("Medigap") health insurance policy will be given a list of carriers that offer supplemental coverage.

- They can decide to join another HMO or competitive medical plan in their area that contracts with Medicare.

Until disenrollment is effective, all Oxford members must continue to use Oxford Health Plans providers. Oxford will work to ensure a smooth transition and continuity of care for affected members and has a toll-free number to take phone calls from Medicare members who have questions. The number is 800-234-1228.

Oxford Health Plans, Inc. is based in Norwalk, Connecticut. The product lines of its subsidiaries include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, Medicaid and Medicare plans and dental plans. Oxford markets its health plans to employers in several states through its direct sales force and through independent insurance agents and brokers.

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